SUPPLEMENTAL RETIREMENT PLAN FOR TEXTRON KEY EXECUTIVES

     This Plan has been established for the benefit of certain Textron Key Executives to secure their goodwill, loyalty and achievement and to attract to and retain in the employ of Textron Companies persons of outstanding competence whose employment with a Textron Company began or begins at or after age 45.

     This Plan shall be effective as of December 15, 1994.

Article I - Definitions
     Whenever used in this document the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

     1.01 "Average Pay" means the average of a Participant's compensation paid during the five consecutive years in which the compensation is highest.

     1.02 "Beneficiary" means the person or persons entitled under this Plan to receive Plan benefits.

     1.03 "Benefits Committee" means the Benefits Committee appointed by the Board.

     1.04 "Board" means the Board of Directors of Textron.

     1.05 "Compensation" means base salary, accrued annual incentive compensation, performance units and performance share units, whether or not deferred under the Deferred
Income Plan for Textron Key Executives.

     1.06 "Key Executive" means an employee of a Textron
Company who has been and continues to be designated as a Key
Executive under the Plan by the Chief Executive Officer and Chief Human Resources Officer of Textron.

     1.07 "Participant" means a Key Executive who is participating in this Plan.

     1.08 "Plan" means this Supplemental Retirement Plan for
Textron Key Executives, as amended from time to time.

     1.09 "Surviving Spouse" means a Participant's spouse who is married to the Participant on the dates of the Participant's death and retirement.

     1.10 "Textron" means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

     1.11 "Textron Company" means Textron or any company controlled by or under common control with Textron.

     1.12 "Textron Employment" means employment with a Textron Company. Leaves of absence for such periods and purposes as are approved by Textron and transfers of employment within or between Textron Companies shall not be deemed interruptions of Textron Employment.

     1.13 "Textron Pension Plan" means the qualified Textron
Pension Plan, as amended and restated from time to time.

Article II - Participation
     2.01 A Key Executive whose employment with a Textron
Company commenced at or after age forty-five (45) is eligible for selection as a Participant. Participants are selected by Textron's Chief Executive Officer.

     2.02 Not withstanding any provision in this plan to the contrary, the Organization and Compensation Committee of the Board shall render all decisions under this Plan (including participation, plan benefits and benefit distributions) affecting Textron's Chief Executive Officer.

Article III - Benefit
     3.01 Subject to Section 3.02, the benefit provided to Participants who qualify for benefits under this Plan is an annuity commencing upon retirement on or after the date the Participant reaches age sixty-five (65) equal to 50% of Average Pay.

     3.02 The benefit provided by this Plan shall be reduced by any and all amounts payable to the Participant under the Textron Pension Plan, any Textron nonqualified pension plan or any pension arrangement provided to the Participant by a Textron Company or any prior employer. The qualified and nonqualified Avco Financial Services, Inc. Profit Sharing Retirement Plans are considered as pension plans for this section of this Plan. It shall be the obligation of each Participant to disclose to Textron any amounts which might be used under this section to reduce the benefits provided by this Plan. Such disclosure shall include information on annuity payments and lump sum cash payments from other plans.

     3.03 One hundred percent of the benefit payable hereunder shall be provided to a Participant if the Participant has achieved at least fifteen years of employment with a Textron Company prior to age 65. Textron's Chief Executive Officer, in his sole discretion, may provide a full, partial or no benefit to a Participant who has less than fifteen years of Textron service at age 65 or whose employment with a Textron Company ends prior to age 65.

     3.04 A Participant's Surviving Spouse will receive an annuity equal to 50% of the annuity provided to the Participant by Textron, but only if the Surviving Spouse was married to the Participant on the dates of the Participant's death and retirement.

Article IV - Payment of Benefits
     4.01 The payment of any benefit under Article III shall be paid as an annuity or otherwise as determined by Textron's Chief Executive Officer in his sole discretion after considering any method of payment requested by the Participant, Surviving Spouse, or other Beneficiary entitled to receive the benefits.

Article V - Unfunded Plan
     5.01 Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

     5.02 This Plan is intended in part to provide benefits for a select group of management employees who are highly compensated, pursuant to Section 110 of the Employee Retirement Income Security Act of 1974, as amended (ERISA) and Labor Department Regulations Section 2520.104-23, and in part to be an excess benefit plan, pursuant to Section 3(36) of ERISA.

     5.03 No Participant shall be required or permitted to make contributions to this Plan.

Article VI - Plan Administration
     6.01 Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the respective provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 6.03, any action by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant.

     6.02 Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

     6.03 Claims under this Plan shall be filed with Textron on its prescribed forms. If a claim is denied, wholly or in part, it shall be denied within a reasonable time after its filing in writing delivered to the claimant with the reasons for the denial, citations to pertinent provisions of the Plan, a description of any additional material or information to be furnished by the claimant and the reasons therefor, and an explanation of the Plan's claim review procedure. If the claimant wishes further consideration of her claim, she or her authorized representative shall submit to Textron within 90 days after her claim has been denied a written request for a hearing. Such claimant or her authorized representative may then review pertinent documents and submit issues and comments in writing. Textron shall schedule an opportunity for a full and fair hearing of the issue within the next 60 days. Within 60 days after the hearing Textron shall communicate its decision to the claimant in writing, stating the reasons for its decision and referring to pertinent Plan provisions.

     6.04 Textron shall withhold from benefits paid under this Plan any taxes or other amounts required to be withheld by law.

Article VII - Miscellaneous
     7.01 Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

     7.02 No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee or its designee. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently of subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of a Participant, Surviving Spouse, or other Beneficiary.

     7.03 The Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written notification of such action: provided, however, that no amendment, modification, suspension or termination:

     1) shall reduce any vested accrued benefit.
     2) shall be made to Section 7.04 following a Change in Control.

     7.04 In the event that the Participant retires or his employment otherwise terminates at any time after a "Change in Control" as defined below, the Participant shall, in lieu of the benefit payable under Section 3.01, and regardless of his age at retirement or termination, receive a pro rata portion of the benefit that would have been payable under
Section 3.01 in accordance with the following schedule or a benefit determined by the Chief Executive Officer pursuant to Section 3.03 of this Plan.

     Years of Service    % of Benefit
     15 or more               100
     14                        95
     13                        90
     12                        85
     11                        80
     10                        75
     Less than 10               0

For the purpose of this Plan, a "Change in Control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Textron, any trustee or other fiduciary holding Textron Common Stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron Common Stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Act) of more than thirty percent (30%) of the then outstanding voting stock of Textron, or (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously approved) cease for any reason to constitute a majority thereof, or (iii) the shareholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting securities of Textron or such surviving entity out standing immediately after such merger or consolidation, or (iv) the shareholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron's assets.

     7.04 This Plan shall be construed in accordance with the laws of the State of Delaware.

     7.05 Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in any capacity with, or as an employee of, any Textron Company.

     IN WITNESS WHEREOF, Textron Inc. has caused this restated Plan to be executed by its duly authorized officer to be effective as of December 15, 1994.

                         TEXTRON INC.


                    By:  /s/William F. Wayland
                         William F. Wayland
                         Executive Vice President
                         Administration and
                         Chief Human Resources Officer

          Date: November 27, 1995